Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is entered into as of September 30, 2019 by and between Diana C. Toman (“Consultant”), and Compass Minerals International, Inc., a Delaware corporation (the “Company”).
WHEREAS, Consultant served as the Company’s Senior Vice President, General Counsel and Secretary from November 2015 until July 2019;
WHEREAS, contemporaneously herewith Consultant and the Company have agreed to that certain Confidential Severance Agreement and General Release of Claims (the “Separation Agreement”);
WHEREAS, the Company desires to continue to benefit from the expertise and experience of Consultant following her termination of employment; and
WHEREAS, the Company desires to retain Consultant as a consultant of the Company, and Consultant desires to be so retained by the Company, on the terms and subject to the conditions more fully set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual promises and conditions contained herein, the Company and Consultant agree as follows:

1.
Consulting Services. In consideration for the Company’s agreement to the terms set forth in the Separation Agreement, and provided Consultant timely signs, and does not revoke, the Separation Agreement as provided therein, the Company agrees to retain Consultant effective as of October 1, 2019 (the “Effective Date”) to render such consulting and advisory services (the “Consulting Services”), as the Company may reasonably request from time to time, which Consulting Services shall include providing consultation with respect to legal and business matters, including, but not limited to, the management of litigation, examinations by governing regulatory bodies, and consultation with outside counsel; finance, accounting and taxation; environmental, health and safety matters; internal investigations; and public company board matters. Consultant shall provide the Consulting Services solely at the request of and pursuant to the direction of the Company’s General Counsel, Chief Executive Officer, Chief Financial Officer or the U.S. Legal Team (the “Designated Individuals”). The Company and Consultant agree that Consultant will be providing historical knowledge and will in no way be providing any legal services or advice to the Company. The Company agrees to provide Consultant access to Company records, including Consultant’s relevant historical email and files, as needed to assist in Consultant performing the requested Consulting Services as reasonably determined by the Company and Consultant. Should Consultant reasonably believe that she is not able to fulfill the requested Consulting Services without access to Consultant’s relevant historical email and files, Consultant will not be required to fulfill the specific request for Consulting Services. Consultant agrees to use such Company records only in the fulfillment of the Consulting Services and for no other purpose. The period in which Consultant shall be available to provide such Consulting Services shall begin on the Effective Date and end on the date that is the earlier of the date that is six (6) months following the Effective Date or the date the Consulting Services are terminated pursuant to this Agreement (the “Consulting Period”). The Consulting Services will require no more than fifteen (15) hours per week, and no more than forty (40) hours per month, of Consultant’s time. Consultant hereby accepts such engagement and agrees to perform such Consulting Services for the Company upon the terms and conditions set forth in this Agreement. Consultant shall perform the Consulting Services only at mutually agreeable times and at a mutually agreeable location, which such agreement shall not be unreasonably withheld. Consultant may accept engagements by or employment with one or more third parties during the Consulting Period, provided Consultant continues to provide the Consulting Services pursuant to the terms of this Agreement and honors all covenants set forth in this Agreement and the parties’ Non-Disclosure and Non-Solicitation Agreement.

2.
Compensation. As compensation for the Consulting Services to be rendered by Consultant and Consultant’s commitments hereunder, the Company shall pay Consultant the total fee of $250,000, payable in six (6) monthly installments each equal to $41,666.67 (the “Monthly Consulting Fee”) on the fifteenth calendar day of each month of the Consulting Period. Any services rendered at the request of the Company by Consultant in her discretion (i) above fifteen (15) hours in a week during the Consulting Period, (ii) above forty (40) in a month during the Consulting Period, or (iii) following the termination of the Consulting Period pursuant to Section 7 below will be compensated at an hourly rate of $1,000.00 (the “Hourly Consulting Rate”). The Company will report all compensation paid to Consultant under this Agreement on IRS Form 1099, to the extent required to do so under the Internal Revenue Code. All amounts paid to Consultant under this Agreement shall constitute income from self-employment, and Consultant will be solely responsible for paying any and all federal, state, and local taxes (including FUTA and FICA) on compensation received under this Agreement. Consultant will indemnify the Company for, and hold it harmless from, any and all liability arising from any failure to withhold or pay such taxes and/or Consultant’s tax treatment under this Agreement. Consultant must complete and submit a Form W-9 to the Company before any compensation under this Agreement will be issued. Upon the termination of the Consulting Period for any reason, all future payments pursuant to this Agreement will cease; provided, however, in the event the Consulting Period is terminated by the Company without Cause or by Consultant for Good Reason pursuant to Section 5, the Company’s obligation to pay the Monthly Consulting Fee as provided in this Section 2 shall continue through the end of the six (6) month period following the Effective Date. For the avoidance of doubt, if Consultant does not timely execute, or if Consultant revokes, the Separation Agreement as provided therein, this Agreement shall be null and void, and the Company shall not be obligated to pay any Monthly Consulting Fees or any other remuneration to Consultant under this Agreement.

3.
Expenses. Consultant shall be entitled to receive reimbursement for all reasonable expenses, including travel expenses, incurred by Consultant at the request of the Company in connection with the performance of the Consulting Services within thirty (30) calendar days following submission of evidence of such expense by Consultant to the Company in accordance with the policies, practices and procedures of the Company as applied to its executive officers.

4.
Independent Contractor Status. Consultant and the Company intend and agree that Consultant shall perform the Consulting Services as an independent contractor and not as an employee of the Company. The manner of and means by which Consultant executes and performs her obligations hereunder are to be determined by Consultant in her reasonable discretion. Consultant is not authorized to and shall not assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of the Company or to bind the Company in any manner. Consultant agrees that she will not describe or hold herself out as an employee or agent of the Company. Consultant shall not be entitled to participate in or receive any benefits under any Company programs maintained for its employees. Should Consultant be deemed to have any rights of participation in any such programs, by signing below, Consultant hereby waives such rights freely, knowingly, and voluntarily. Nothing in this Agreement creates any agency, joint venture, partnership or other form of joint enterprise, or fiduciary relationship between the parties.

5.
Termination of Consulting Arrangement. The consulting arrangement created by Section 2 of this Agreement between the Company and Consultant and the Consulting Period may be terminated only (a) by a mutual written agreement of the Company and Consultant, (b) by the Company for Cause (as defined below), or (c) by Consultant for Good Reason. “Good Reason” means the Company’s failure to pay within the fourteen (14) calendar day period following the date any Monthly Consulting Fee payment is due (as specified in Section 3), provided, that such failure is not cured within fourteen (14) calendar days of receipt by the Company of written notice of the failure to be provided by Consultant no earlier than the 11th day following the date such payment was originally due. “Cause” means (i) Consultant’s willful failure or refusal to perform in all material respects Consultant’s duties or to carry out in all material respects the reasonable and lawful directives of the Company or any Designated Individuals pursuant to this Agreement which remains uncorrected fourteen (14) calendar days after receipt of written notice of such failure or refusal, or (ii) any other material breach by Consultant of the terms of this Agreement after receipt of written notice of such breach that remains uncorrected fourteen (14) calendar days after Consultant receives written notice of such breach. For avoidance of doubt, Consultant’s refusal to perform Consulting Services that Consultant reasonably believes are unlawful or incriminating to Consultant shall not be deemed failure or refusal to perform.

6.
Confidentiality and Non-Disparagement. Consultant and Company agree that the confidentiality and non-disparagement clauses and all other covenants contained in the Separation Agreement shall continue in full force and effect pursuant to their terms, both during and after the Consulting Period.

7.
Cooperation. At all times, including following the termination of the Consulting Period for any reason other than by Consultant for Good Reason, Consultant agrees to reasonably cooperate with the Company (including any Designated Individual) by providing all information that the Company may reasonably request with respect to matters involving the work Consultant performed for the Company and Consultant’s responsibilities and duties during Consultant’s employment with the Company, as well as with respect to any litigation, investigation, or other legal proceeding involving the Company, so long as such requests do not unreasonably interfere with any other job in which Consultant is engaged. Consultant agrees to appear without the necessity of a subpoena to testify truthfully in any proceedings in which the Company calls Consultant as a witness, provided Consultant is provided reasonable notice, access to relevant historical files and email if necessary to cooperate by Consultant, and such appearance does not cause Consultant any undue harm. In connection with fulfilling Consultant’s obligations under this Section following the termination of the Consulting Period, Consultant’s pre-approved, reasonable out-of-pocket expenses will be reimbursed by the Company, and Consultant shall be compensated at the Hourly Consulting Rate; provided, however, in any month in which Consultant receives the Monthly Consulting Fee, Consultant will be compensated at the Hourly Consulting Rate only where Consultant’s time spent performing the Consulting Services and cooperating under this Section 7 exceed fifteen (15) hours per week or forty (40) hours in such month.

8.
Notices. Any notice or other communication required or permitted hereunder shall be in writing and either personally delivered, sent by a reputable overnight carrier with signature required, or transmitted by email, addressed as follows:

If to Consultant:                If to the Company:
Diana C. Toman                Compass Minerals International, Inc.
(last known personal address and email)    9900 West 109th Street, Suite 100
Overland Park, KS 66210
Attention: General Counsel
Email: legal@compassminerals.com

9.	Miscellaneous.

(a)
Entire Agreement. Together with the Separation Agreement and the Non-Disclosure and Non-Solicitation Agreement, this Agreement constitutes the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes and cancels any prior written or oral agreements between the parties in respect of the subject matter of this Agreement.

(b)	Amendment. This Agreement may be modified or amended if the amendment is made in writing and is signed by authorized representatives of both parties.

(c)
Severability. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

(d)
Waiver of Contractual Right. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

(e)
Applicable Law. This Agreement shall be governed by the laws of the state of Kansas, without regard to principles of conflicts of laws. The parties consent and submit to the exclusive jurisdiction of the federal and state courts of Johnson County, Kansas for any matters arising out of this Agreement or the relationship between them.

(f)
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by electronic transmission, such signature page may serve as an original.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above to be effective as of the Effective Date.
COMPANY:                            CONSULTANT:
COMPASS MINERALS INTERNATIONAL, INC.

By:  /s/ Kevin S. Crutchfield                     /s/ Diana C. Toman_____________
Kevin S. Crutchfield                    By: Diana C. Toman
President and CEO

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